Exhibit 10.4

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: (212) 902-1000

June 24, 2011

To:	NuVasive, Inc.
7475 Lusk Blvd
San Diego, CA 92121
Attention:	Chief Financial Officer
Telephone No.:	858-909-1800
Facsimile No.:	858-909-2000

Re: Additional Call Option Transaction (Reference No. SDB4165059074)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Goldman, Sachs & Co. (“Bank”) and NuVasive, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the indenture (the “Indenture”) to be dated as of June 28, 2011 between Counterparty and U.S. Bank National Association, as trustee, relating to the USD 402,500,000 principal amount of 2.75% Convertible Senior Notes due 2017 (the “Convertible Notes” and, each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For the avoidance of doubt, the Transaction shall not constitute a “Transaction” as defined in any ISDA Master Agreement currently existing or entered into from time to time between Bank and Counterparty.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 24, 2011

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Bank

Shares:	The common stock of Counterparty, par value USD 0.001 per Share (Exchange symbol “NUVA”)

Number of Options:	52,500. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%

Option Entitlement:	As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 4.04 or Section 4.05(h) of the Indenture), for each Convertible Note.

Strike Price:	USD 42.1330

Premium:	USD 5,223,750

Premium Payment Date:	June 28, 2011

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after the Free Convertibility Date, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:	With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Sections 4.02(b) and 4.02(c) of the Indenture.

Exercisable Options:	Upon the occurrence of a Conversion Date, a number of Options equal to (i) the number of Convertible Notes surrendered to Counterparty for conversion with respect to such Conversion Date minus (ii) the number of “Exercisable Options” (as defined in the Base Call Option Transaction Confirmation letter agreement dated June 22, 2011 between Bank and Counterparty (the “Base Call Option Confirmation”)); provided that such number shall not be less than zero or greater than the Number of Options.

Free Convertibility Date:	January 1, 2017

Expiration Time:	The Valuation Time

Expiration Date:	July 1, 2017, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Bank.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Exercisable Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Exercisable Options, and (iv) regardless of the Relevant Settlement Method for such Exercisable Options, the maximum cash amount per Convertible Note Counterparty has elected or is deemed to have elected, if applicable, to be delivered to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Dollar Amount”), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Exercisable Options is not the Default Settlement Method (as defined below), Bank shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determine is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Settlement Method:	For any Exercisable Option, the Default Settlement Method; provided that if the Relevant Settlement Method set forth below for such Exercisable Option is not the Default Settlement Method, then the Settlement Method for such Exercisable Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Bank of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Exercisable Option.

Default Settlement Method:	Cash Settlement; provided that if Counterparty shall have received Shareholder Approval (as defined in the Indenture) and shall have notified Bank of such receipt concurrently with notice to the Holders (as defined in the Indenture) of Convertible Notes, the Default Settlement Method shall be Net Share Settlement.

Relevant Settlement Method:	In respect of any Exercisable Option, subject to the Settlement Method Election Conditions:

(i)       if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 4.02(a)(i) of the Indenture (together with cash in lieu of any fractional Share) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 4.02(a)(i) of the Indenture with a Specified Dollar Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 4.02(a)(i) of the Indenture with a Specified Dollar Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Exercisable Option shall be Net Share Settlement;

(ii)      if Counterparty has elected or is deemed to have elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 4.02(a)(i) of the Indenture with a Specified Dollar Amount greater than USD 1,000, then the Relevant Settlement Method for such Exercisable Option shall be Combination Settlement; and

(iii)    if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 4.02(a)(i) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Exercisable Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than the Default Settlement Method, such Relevant Settlement Method shall apply to an Exercisable Option only if the Notice of Exercise or Notice of Final Settlement Method for such Exercisable Option, as applicable, contains:

(i)       a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method for such Exercisable Option, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares;

(ii)      a representation that Counterparty is electing the settlement method for the related Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv)     a representation that Counterparty is not electing the settlement method for the related Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(v)      an acknowledgment by Counterparty that (A) any transaction by Bank following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Bank’s sole discretion and for Bank’s own account subject to applicable law and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(vi) a representation that Counterparty has received Shareholder Approval (as defined in the Indenture).

Net Share Settlement:	If Net Share Settlement is applicable to any Exercisable Option exercised or deemed to be exercised hereunder, Bank will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Exercisable Option exceed a number of Shares equal to the Applicable Limit for such Exercisable Option divided by the Applicable Limit Price on the Settlement Date for such Exercisable Option.

Bank will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, Bank will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option:

(i)       cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Dollar Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)      Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (B) the Relevant Price on such Valid Day, divided by (C) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Exercisable Option and (y) the Combination Settlement Share Amount for such Exercisable Option multiplied by the Applicable Limit Price on the Settlement Date for such Exercisable Option, exceed the Applicable Limit for such Exercisable Option.

Bank will deliver cash in lieu of any fractional Share to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Exercisable Option exercised or deemed to be exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Bank will pay to Counterparty, on the relevant Settlement Date for each such Exercisable Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Exercisable Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Exercisable Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page NUVA <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded; provided that if the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day; provided that if the Shares are not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “Scheduled Valid Day” means a Business Day.

Relevant Price:	For each of the Valid Days during the applicable Settlement Averaging Period, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NUVA.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted average method).

Settlement Averaging Period:	For any Exercisable Option and regardless of the Settlement Method applicable to such Exercisable Option:

(x)      if Counterparty has delivered a Notice of Exercise to Bank with respect to such Exercisable Option with a Conversion Date occurring prior to the Free Convertibility Date, the 40 consecutive Valid Days beginning on, and including, the second Valid Day after such Conversion Date; provided that if the Notice of Exercise for such Exercisable Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 80 consecutive Valid Day period beginning on, and including, the second Valid Day immediately after such Conversion Date; or

(y)      if Counterparty has, on or following the Free Convertibility Date, delivered a Notice of Exercise to Bank with respect to such Exercisable Option with a Conversion Date occurring on or following the Free Convertibility Date, the 40 consecutive Valid Days beginning on, and including, the 42nd Scheduled Valid Day immediately preceding the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Exercisable Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 80 consecutive Valid Days commencing on, and including, the 82nd Scheduled Valid Day immediately preceding the Expiration Date.

Settlement Date:	For any Exercisable Option, the third Valid Day immediately following the final Valid Day of the Settlement Averaging Period with respect to such Exercisable Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable as if Physical Settlement were applicable.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Bank may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered or the Payment Obligation to Counterparty in lieu of delivery through the Clearance System.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 4.05(a), (b), (c), (d) or (e) or Section 4.06 of the Indenture that results in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 4.04 or Section 4.05(h) of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 4.04 or Section 4.05(h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.05(e) of the Indenture.

Consequence of Merger Events/
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the

Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Section 4.04 of the Indenture; and provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia,” Cancellation and Payment shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (w) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (x) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (y) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating,” after the word “obligations” in clause (Y) thereof.

The parties agree, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)      Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Determining Party:	For all applicable Extraordinary Events, Bank; provided that Bank shall make all determinations required pursuant to this Transaction, in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Illegality:	The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

4. Calculation Agent:	Bank; provided that (i) if an Event of Default as a result of Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Bank, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Counterparty for so long as such Event of Default is continuing and (ii) Calculation Agent shall make all calculations, adjustments and determinations required pursuant to this Transaction, in a commercially reasonable manner.

5. Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Bank:

Chase Manhattan Bank New York

For A/C Goldman, Sachs & Co.

A/C #930-1-011483

ABA: 021-000021

Account for delivery of Shares from Bank:

To be provided by Bank.

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Bank for the Transaction is: 200 West Street, New York, NY 10282-2198

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

NuVasive, Inc.

7475 Lusk Blvd

San Diego, CA 92121

Attention: Chief Financial Officer

Telephone No.: 858-909-1800

Facsimile No.: 858-909-2000

(b)	Address for notices or communications to Bank:

To:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn:	Serge Marquié,
Equity Capital Markets
Telephone:	212-902-9779
Facsimile:	917-977-4253
Email:	marqse@am.ibd.gs.com

With a copy to:

Attention:	Kevin Castellano, Equity Capital Markets

Equity Capital Markets

Telephone:	+1-212-902-3511
Facsimile:	+1-212-256-4336
Email:	kevin.castellano@gs.com

And email notification to the following address:

Eq-derivs-notifications@am.ibd.gs.com

8. Representations, Warranties and Agreements of Counterparty and Bank

(a)	The representations and warranties of Counterparty set forth in Section 1(a) of the Underwriting Agreement (the “Underwriting Agreement”) dated as of June 22, 2011 among Counterparty, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as Representatives of the Underwriters (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. Counterparty hereby further represents and warrants to Bank that on the Trade Date and the Premium Payment Date:

(i)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency applicable to Counterparty, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required by Counterparty in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(iv)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)	It is an “eligible contract participant” (as such term is defined in Section 1a(17) of the Commodity Exchange Act, as amended).

(vi)	Neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(vii)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(viii)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(ix)	Prior to the Trade Date, Counterparty shall deliver to Bank a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request.

(x)	Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xi)	Counterparty understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency.

(b)	Each of Bank and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Bank that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(c)	Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(d)	Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

9. Other Provisions:

(a)	Opinions. Counterparty shall deliver to Bank an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a)(i) through (iii) of this Confirmation; provided that with respect to “any agreement or instrument” referred to in Section 8(a)(ii), such opinion shall only refer to agreements and instruments filed as exhibits to Counterparty’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by any exhibits to Current Reports on Form 8-K filed on January 6, 2011, January 11, 2011, January 19, 2011, February 3, 2011, February 23, 2011, March 9, 2011, May 5, 2011 and May 31, 2011.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the quotient of (x) the sum of (a) the product of the Number of Options and the Option Entitlement, (b) the product of the “Number of Options” and the “Option Entitlement” (each as defined in the Base Call Option Confirmation) and (c) the product of the “Number of Options” and the “Option Entitlement” (each as defined in the letter agreement between Company and Bank dated as of March 3, 2008, as amended by the letter agreement between Company and Bank dated as of March 11, 2008), divided by (y) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) would be (i) greater than 7.5% or (ii) 0.5% greater than the Option Equity Percentage included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Bank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then

Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into this Transaction (i) on the basis of, and it is not aware of, any material non-public information with respect to itself or the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Bank may impose, including but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Bank, will not expose Bank to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Bank;

(D) Bank will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Bank would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Bank to permit Bank to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Bank in connection with such transfer or assignment.

(ii) Bank may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any bank or bank affiliate (a “Transferee Affiliate”) that is a leading dealer in equity derivatives with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the greater of (1) the credit rating of The Goldman Sachs Group, Inc at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Bank, or to any of its affiliates whose obligations hereunder would be guaranteed by The Goldman Sachs Group, Inc. If after Bank’s commercially reasonable efforts, Bank is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank, or the Transfer Conditions set forth below are not satisfied following a proposed transfer or assignment, of a sufficient number of Options to reduce (1) Bank Group’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 8.5% of Counterparty’s outstanding Shares or less or (2) the Option Equity Percentage to 14.5% or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (1) Bank Group’s “beneficial ownership” following such partial termination will be equal to or less than 8.5% or (2) the Option Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Bank to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). “Bank Group” means Bank or any affiliate of Bank subject to aggregation with Bank under such Section 13 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank. Bank shall provide Counterparty with prompt written notice of any transfer made pursuant to this Section 9(e)(ii), including the identity of the third party to whom such transfer is made.

Notwithstanding the foregoing, Bank may not transfer or assign under this clause (ii) unless the following conditions are satisfied (the “Transfer Conditions”):

(1) the transferee agrees in writing with Bank to be bound by the terms of this Confirmation with respect to the transferred obligations;

(2) as of the date of such transfer, and giving effect thereto, the Transferee Affiliate will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement;

(3) as of the date of such transfer, and giving effect thereto, Counterparty will not be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement;

(4) no Event of Default where Bank is the Defaulting Party or Termination Event where Bank is the sole Affected Party has occurred and is continuing at the time of the transfer, and no Event of Default or Termination Event will occur with respect to Counterparty, Bank or the transferee as a result of such transfer; and

(5) as of the date of such transfer, and giving effect thereto, no material adverse legal or regulatory consequences shall result to Bank, Counterparty or the transferee as a result of such transfer, including, without limitation, adverse legal or regulatory consequences under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rules or regulations promulgated thereunder or any similar law or regulation.

(f)	Staggered Settlement. If Net Share Settlement or Combination Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, and Bank, based upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Bank’s hedging activities hereunder, determines that it would have a legal or regulatory concern if it were to deliver, or to acquire Shares to deliver, any of all of the Shares to be delivered by Bank on the relevant Settlement Date, Bank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), in a commercially reasonable manner, elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)	in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (which it shall choose in a commercially reasonable manner, the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)	the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Bank in the notice referred to in clause (a) above.

(g)	Additional Termination Events. (i) Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur and be continuing under the terms of the Convertible Notes as set forth in Section 7.01 of the Indenture and result in the Convertible Notes becoming or being declared due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Convertible Notes in compliance with Section 4.04 of the Indenture. Upon receipt of any such Notice, Bank shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Bank’s commercially reasonable judgment, to the settlement date of the relevant Convertible Notes), with respect to the portion of this Transaction corresponding to number of such Exercisable Options so specified. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement; provided that for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; and (C) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent (i) shall take into account the time value of this Transaction with respect to the Expiration Date and (ii) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 4.04 of the Indenture; and provided further that (A) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction; (B) any amount payable by Bank to Counterparty shall be satisfied solely by delivery by Bank to Counterparty of a number of Shares and cash in lieu of a fractional share equal to such amount calculated pursuant to Section 6 divided by a price per Share determined by the Calculation Agent; and (C) the number of Shares deliverable in respect of such early termination by Bank to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (a) the total number of Shares underlying the corresponding Convertible Notes (including the number of Additional Shares (as defined in the Indenture) resulting from any adjustment set forth in Section 4.04 of the Indenture) deliverable with respect to such Convertible Notes over (b) the number of Shares equal in value to the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in its sole reasonable discretion.

(h)	Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Bank may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(i)

Setoff and No Collateral. Notwithstanding any provision of the Agreement, the Confirmation or the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Bank (and only Bank) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Bank under any other agreement between Bank and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Bank shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind; and provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(i), in the event of bankruptcy or liquidation of Counterparty neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Bank to Counterparty (i) pursuant to Section 12.2, 12.3, 12.6, 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Sections 6(d) and 6(e) of the Agreement (a “Payment Obligation”), Counterparty may request Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or, in the case of an Additional Disruption Event, the date of cancellation, as applicable; provided that if Counterparty does not validly request Bank to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	Applicable and means that Bank shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Sections 6(d) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Bank of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Bank at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(k)	Governing Law. New York law (without reference to choice of law doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Bank, the Shares (“Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of its size, in form and substance satisfactory to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Bank at the Reference Price on such Exchange Business Days, and in the amounts, requested by Bank.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Bank may delay any Settlement Date or any other date of delivery by Bank, with respect to some or all of the Options hereunder, if Bank reasonably determines, in its discretion, that such extension is reasonably necessary to enable Bank to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(p)	Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. Each of Bank and Counterparty agrees and acknowledges that Bank is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(r)	Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Bank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(s)	Receipt or Delivery of Cash. For the avoidance of doubt, following receipt of Shareholder Approval (as defined in the Indenture) and Counterparty’s notification to Bank of such receipt concurrently with notice to the Holders (as defined in the Indenture) of Convertible Notes, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to receive or deliver cash in respect of the settlement of the Transaction contemplated by this Confirmation, except in circumstances where the cash settlement thereof is within Counterparty’s control (including, without limitation, where Counterparty elects to receive or deliver cash or fails timely to elect to receive or deliver Share Termination Delivery Property in respect of the settlement of such Transaction or in those circumstances in which holders of the Shares would also receive cash).

(t)	Payment by Counterparty. In the event that (a) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Bank an amount calculated under Section 6(e) of the Agreement, or (b) Counterparty owes to Bank, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(u)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Counterparty fails to deliver to Bank opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Bank on the Early Unwind Date all Shares purchased by Bank or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Bank and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(u), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

[Remainder Intentionally Blank]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Very truly yours,

Goldman, Sachs & Co.

By:	/s/ Goldman Sachs
Authorized Signatory
Name: Goldman Sachs

Accepted and confirmed
as of the Trade Date:

NuVasive, Inc.

By:	/s/ Michael Lambert
Authorized Signatory
Name: Michael Lambert

[Additional Bond Hedge Confirmation for GS]